Exhibit 99.1

http://www.gses.com

AT THE COMPANY
Jim Eberle
Chief Executive Officer

FOR IMMEDIATE RELEASE

GSE Systems Announces Third Quarter 2010
Financial Results

Sykesville, Maryland, November 9, 2010--GSE Systems, Inc. (GSE) (NYSE Amex – GVP), a leading global provider of real-time simulation and training solutions to the power, process, manufacturing and Government sectors, reported that revenue for the three months ended September 30, 2010 was $11.9 million, a 16.5% increase from the revenue reported for the three months ended September 30, 2009 of $10.2 million.   Revenue recognized on the Company’s $23.8 million contract to provide a new nuclear power plant operator training simulator to a Slovak power plant totaled $3.6 million in the three months ended September 30, 2010 versus $1.9 million in the third quarter of 2009.

Gross profit percentage for the three months ended September 30, 2010 and 2009 was 20.2% and 25.0%, respectively.  Included in the Company’s $23.8 million contract to provide a new training simulator to a Slovak power plant is approximately $16.4 million of hardware, the largest portion being a Siemens digital control system. The Company accrues the cost of the digital control system based upon its estimate of the work completed by Siemens.  As the purchase price of the digital control system is denominated in Euro, the Company must remeasure the accrued costs into U.S. dollars each quarter based upon the quarter end exchange rate.  For the three months ended September 30, 2010, the Company recognized an unrealized currency loss of $506,000 on the accrued costs of this system, which was recorded in cost of revenue, versus an unrealized currency gain of $47,000 for the three months ended September 30, 2009.  Excluding the currency impact, gross profit would have been 24.4% for the three months ended September 30, 2010 versus 24.5% for the three months ended September 30, 2009.

Operating expenses increased by $602,000 or 28.3% for the three months ended September 30, 2010 as compared to the three months ended September 30, 2009.  The increase is mainly attributable to (1) the acquisition of TAS Holdings Ltd in the second quarter of 2010, (2) higher business development expenses due to the Company’s 2010 Simworld user conference and the hiring of additional business development personnel and (3) the costs of the change in executive management with the retirement of Mr. Moran, the Company’s Chief Executive Officer, and the hiring of Mr. Eberle as Chief Operating Officer and subsequent promotion to Chief Executive Officer.

GSE reported an operating loss of $328,000 for the third quarter of 2010 as compared to operating income of $428,000 in the third quarter of 2009. Excluding the currency impact, the Company would have had operating income of $178,000 for the three months ended September 30, 2010 as compared to operating income of $381,000 for the three months ended September 30, 2009.   Net loss for the three months ended September 30, 2010 was $548,000 or $0.03 per common share on both a basic and diluted basis as compared to net income of $458,000 or $0.03 per common share on both a basic basis and diluted basis for the three months ended September 30, 2009.

The Company utilizes derivative instruments, specifically forward foreign exchange contracts, to manage market risks associated with the fluctuations in foreign currency exchange rates on foreign-denominated contract receivables. The Company is required to determine the fair value of its foreign exchange contracts at the end of each quarter, and the change in the fair value is recorded in net income. The quarterly gains or losses incurred from the changes in fair value will net out to zero upon the foreign exchange contract expiration. The use of these derivative instruments is intended to protect the Company’s customer contract values and margins at the time the contracts are signed and are not designed to speculate on the direction of any currency, up or down. Simply put, the derivative instruments are protecting against currency fluctuations in a way that, regardless of which way a given currency moves, the ultimate payments from foreign customers will translate to the originally agreed to amounts.

For the three months ended September 30, 2010 and 2009, the Company incurred a $47,000 and $523,000 pretax non-cash gain, respectively, on the change in fair value of its derivative instruments and the related mark-to-market adjustment of the related contract receivables.

GSE’s backlog as of September 30, 2010 was approximately $59.1 million compared to $53.9 million at December 31, 2009. Backlog is defined as the remaining value of signed contracts and does not include any value for contracts being negotiated or for contracts that have been signed since September 30, 2010.

Jim Eberle, GSE’s Chief Executive Officer stated, “I am very excited to lead GSE through its next phase of growth.  Despite reporting lower gross margins and net income than were reported in previous quarters this year, the third quarter was one of progress in many respects. Orders were strong, totaling over $19.7 million, resulting in a backlog at September 30, 2010 of over $59 million, an increase of over $9 million from our backlog at June 30, 2010.  Of special significance this quarter was the award of our second U.S. based plant specific nuclear simulator for the Westinghouse AP1000 design for SCANA Corporation’s V.C. Summer plant in South Carolina. We also continued to experience strong interest and additional orders for our RELAP5-HDTM solution and our unique VPanelTM simulation platform. Our recent acquisition of TAS Holdings Ltd and our joint venture in China with UNIS Investment Co., Ltd continue to progress and create substantial opportunities for us around the world. ”

“In summary, we continue  to operate on a solid financial foundation. Order flow has been very strong,  and  we continue to have the financial flexibility to aggressively grow our business both organically and through  acquisition.  As we proceed through the final weeks of 2010 and look forward into 2011, I am very excited about the Company’s prospects for the future.”

GSE will hold a conference call today at 4:30 p.m. Eastern Time to discuss results for the third quarter 2010.

Dial-In Number:  1-888-554-1422

Toll International:  1-719-457-2681

Topic:  GSE Systems, Inc. Third Quarter 2010 Earnings Conference Call

Conference #:  1474196

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins.

A replay of the call also will be available via telephone after 7:30 p.m. Eastern Daylight Time on the same day and until November 16, 2010:

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay Pin Number:  1474196

GSE Systems, Inc. provides training simulators and educational solutions. The Company has over three decades of experience, over 362 installations, and 100 customers in more than 40 countries.  Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Sykesville, Maryland located in the western suburbs of Baltimore, Maryland. Our global locations include offices in St. Marys and Augusta, Georgia; Tarrytown, New York; Nyköping, Sweden; Stockton-on-Tees, UK; and Beijing, China. Information about GSE Systems is available via the Internet at http://www.gses.com.

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

AT THE COMPANY	INVESTOR RELATIONS CONTACT
Jim Eberle	Feagans Consulting Inc.
Chief Executive Officer	Neal Feagans
Phone: 410-970-7950	Phone: 303-449-1184

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

Contract revenue	$11,904	$10,217	$34,886	$28,995
Cost of revenue	9,503	7,662	25,691	21,398

Gross profit	2,401	2,555	9,195	7,597

Operating expenses	2,729	2,127	8,318	5,980

Operating income (loss)	(328)	428	877	1,617

Interest income, net	29	16	48	50
Gain (loss) on derivative instruments	47	523	(631)	730
Other income (expense), net	27	(97)	65	(318)

Income (loss) before income taxes	(225)	870	359	2,079

Provision for income taxes	323	412	88	717

Net income (loss)	$(548)	$458	$271	$1,362

Basic income (loss) per common share	$(0.03)	$0.03	$0.01	$0.08
Diluted income (loss) per common share	$(0.03)	$0.03	$0.01	$0.08

Weighted average shares outstanding - Basic	18,947,752	16,813,379	18,955,356	16,268,210
Weighted average shares outstanding - Diluted	18,947,752	17,494,191	19,507,924	16,928,010

GSE SYSTEMS, INC. AND SUBSIDIARIES
Selected Balance Sheet Data
(in thousands)

	(unaudited)
	September 30, 2010	December 31, 2009

Cash and cash equivalents	$33,821	$25,270
Current assets	51,557	43,640
Total assets	59,433	49,520

Current liabilities	$19,298	$12,171
Long-term liabilities	1,042	206
Stockholders' equity	39,093	37,143